Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of October 2, 2018 (the “Effective Date”) by and between BioLineRx Ltd., an Israeli company having a place of business at 2 HaMa’ayan Street, Modi’in 7177871 (“BioLine”), and Biokine Therapeutics Ltd., an Israeli company having a place of business at Weizmann Science Park, P.O. Box 2213, Rehovot, 76120 (“Biokine”). Biokine and BioLine are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, the parties entered into a License Agreement dated as of September 2, 2012 and later agreed to amendments of such agreement (the agreement as amended shall be referred to as the “License Agreement”);

Whereas, concurrently with the execution of this Agreement, Biokine and BioLine have entered into an Amendment Agreement (the “Amendment”) amending the License Agreement to reduce the payment owed by BioLine to Biokine on Sublicense Receipts (as defined in the License Agreement) from 40% to 20% of Sublicense Receipts in exchange for (a) a cash payment from BioLine to Biokine of $10 million (the “Cash Payment”), (b) the issuance of 4,980,080 American Depositary Shares(“ADSs”) representing 4,980,080 of BioLine’s ordinary shares, par value NIS 0.10 per share (“Ordinary Shares”), and (c) the payment of certain milestone payments as specified in the Amendment; and

Whereas, in connection with the execution of the Amendment, the Parties have agreed to enter into this Agreement.

Now Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
Purchase and Sale

1.1          Consideration.  In consideration for the payment reduction set forth in the Amendment, BioLine shall (i) make the Cash Payment to Biokine on or prior to the Closing Date (as defined below) and (ii) issue on the Closing Date 4,980,080 ADSs representing 4,980,080 Ordinary Shares to Biokine, with such value of aggregate value of $5,000,000 at a price per ADS based on the volume-weighted average trading price of BioLine’s ADSs on The NASDAQ Capital Market (“Nasdaq”), as reported on the Nasdaq, for the 30-calendar-day period ending on the day prior to the Effective Date.

1.2          Authorization of Ordinary Shares.  BioLine has authorized the issuance and sale of 4,980,080 Ordinary Shares, represented by 4,980,080 ADSs. For purposes of clarification, each ADS represents one Ordinary Share.

1.3          Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 4, the completion of the purchase and sale of the ADSs (the “Closing”) shall take place by remote exchange of signature pages and other Closing deliverables within 10 days following the Effective Date (the “Closing Date”).

1.4          Delivery.  At the Closing, subject to the terms and conditions hereof, BioLine shall deliver to Biokine a certificate registered in the name of Biokine, or in such nominee name as designated by Biokine in writing, representing the number of ADSs set forth in Section 1.1 above. The issue and sale to Biokine will comply with Rule 903 of Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and the certificates will bear an appropriate legend referring to that fact.

ARTICLE 2
Representations, Warranties and Covenants of Biokine

2.1          Representations and Warranties.  The following representations and warranties are made as of the date of this Agreement and will be correct and complete as of the Closing Date. Biokine hereby represents and warrants to, and covenants with, BioLine as follows:

2.1.1          Corporate Existence and Power.   Biokine has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Israel and is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required under applicable law, with the corporate power and authority to acquire, own, lease and operate its properties, and to lease the same to others. Biokine has the corporate power to conduct its business as currently conducted, to execute and deliver this Agreement and effect the transactions contemplated.

2.1.2          Experience.  (i) Biokine is knowledgeable, sophisticated and experienced in financial and business matters, and is qualified to make decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the ADSs, has the ability to bear the economic risks of an investment in the ADSs and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the ADSs; and (ii) Biokine is acquiring the ADSs for its own account and shall comply with the trading restrictions set forth in Section 2.3 hereof.

2.1.3          U.S. Exemption.  (i) Biokine is aware that the sale of the ADSs has not been and is not expected to be registered under the Securities Act or any state securities laws or regulations in reliance upon Regulation S under the Securities Act and similar exemptions under state law; (ii) Biokine will not offer or sell the ADSs unless they are registered or are exempt from registration under the Securities Act and any applicable state securities laws or regulation; (iii) Biokine is not a U.S. Person (as that term is defined in Regulation S under the Securities Act) nor acquiring the ADSs for the account or benefit of any U.S. Person; and (iv) this Agreement has not been executed or delivered by Biokine in the United States.

2.1.4          Risk of Loss.  Biokine understands that its investment in the ADSs involves a significant degree of risk, including a risk of total loss, and Biokine has full cognizance of and understands all of the risk factors related to Biokine’s purchase of the ADSs. Biokine understands that the market price of the ADSs has been volatile and that no representation is being made as to the future value of any of the ADSs.

2.1.5          No Actions.  There is no legal or governmental action, suit, compliant, charge, writ, judgement, decree, order or proceedings pending or, to the knowledge of Biokine, threatened against or affecting Biokine or with respect to the Licensed Technology, and there are no Israeli laws, rules or regulations applicable to Biokine, or, to the knowledge of Biokine, applicable to the Licensed Technology, that would reasonably be expected to result in any monetary liability to BioLine by virtue of the consummation of the Amendment Agreement and the other transactions contemplated under this Agreement.

2.2          Voting and Stand-Still Agreement.  Biokine agrees to be bound by the following “voting and stand-still” provisions (the “Voting and Stand-Still Agreement”).

2.2.1          Stand-Still.  Biokine agrees that it will not, and will cause any person, corporation, partnership, or other entity that controls, is controlled by or is under common control with Biokine (an “Affiliate”) or agents or other persons acting on its behalf not to :

  (a)          Without the prior written agreement of BioLine, acquire, offer to acquire or agree to acquire, alone or in concert with any other individual or entity, by purchase, tender offer, exchange offer, agreement, merger, business combination or any other manner, beneficial ownership of any securities of BioLine, if, after completion of such acquisition or proposed acquisition, the aggregate beneficial ownership of Biokine and its Affiliates shall be more than 19.9% of the outstanding Ordinary Shares of BioLine (calculated based on the issued and outstanding share capital of BioLine as of the completion of such acquisition); provided, however, that such limitation shall not apply to shares acquired directly pursuant to stock dividends or similar distributions of Ordinary Shares made on a pro rata basis to all holders of Ordinary Shares or ADSs;

  (b)          Submit any stockholder proposal or any notice of nomination of director candidates or notice of any other business for consideration, or nominate any director candidate for election to the board of directors of BioLine or withhold authority for or oppose any director candidates nominated by the board of directors of BioLine;

  (c)          Call, seek to call, or to request the calling of, a special meeting of the stockholders of BioLine, make or seek to make, a stockholder proposal at any meeting of the stockholders of BioLine, or seek to control or influence, alone or in concert with others, the governance, affairs, business, management or policies of BioLine; or

  (d)          Enter into any agreements, arrangements, commitments, plans or understandings (whether written or oral) with, or advise, finance, assist or knowingly encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing.

2.3          Trading Restrictions.  Biokine agrees that, without the prior written consent of BioLine:

2.3.1          Lock-Up Restriction.  All ADSs issued to Biokine pursuant to this Agreement shall be subject to a lock-up restriction of six (6) months following the Closing Date.

2.3.2          Restriction on Sale.  Biokine has no present intention of distributing any ADSs or entering into any arrangement or understanding with any other person to distribute ADSs.  For so long as Biokine holds the ADSs issued to Biokine pursuant to this Agreement, Biokine shall not:

  (a)          Sell more than 10% of the average  daily share trading volume of BioLine’s ADSs on any single day as such average daily volume is calculated based on the daily volume reported on NASDAQ website for the immediately preceding 30 days of trading on NASDAQ and Biokine may give instructions to a broker to perform such sale under a 10b5-1 plan; and

  (b)          Sell more than 20% of its initial holdings in the public market in BioLine during any calendar quarter.

2.3.3          For clarification, where ADSs are subject to a lock-up restriction or a restriction on “sale” as stated in this Section 2.3, then Biokine shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any ADSs or Ordinary Shares or any securities convertible into or exercisable or exchangeable for ADSs or Ordinary Shares. In the event Biokine has distributed ADSs to any Affiliates, control persons or individuals, then all sales by such parties will for the purposes of Section 2.3.2 be aggregated.

ARTICLE 3
Representations and Warranties of BioLine

3.1          Representations and Warranties.  The following representations and warranties are made as of the date of this Agreement and will be correct and complete as of the Closing Date. BioLine hereby represents and warrants to, and covenants with, Biokine as follows:

3.1.1          Corporate Existence and Power.   BioLine has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Israel and is qualified or otherwise authorized to transact business as a foreign corporation or other organization in all jurisdictions in which such qualification or authorization is required under applicable law, with the corporate power and authority to acquire, own, lease and operate its properties, and to lease the same to others. BioLine has the corporate power to conduct its business as described in its SEC Filings (as defined below), to execute and deliver this Agreement and to issue and sell the ADSs as contemplated herein and any Ordinary Shares issuable upon conversion of the ADSs, and BioLine is in compliance in all respects with the laws, orders, rules, regulations and directives issued or administered by any jurisdictions in which it operates, except where the failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Change (as defined below).

3.1.2          Authorization of the ADSs.  The Ordinary Shares represented by the ADSs have been duly authorized for issuance and sale and, when issued and delivered by BioLine pursuant to this Agreement, will be validly issued, fully paid, and non-assessable and, except as set forth in BioLine’s reports, schedules, forms, statements and other documents filed by BioLine prior to the date hereof under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with the U.S. Securities and Exchange Commission (the “SEC”) (“SEC Filings”), will be free and clear of all liens, restrictions (other than restrictions under this Agreement and under applicable securities laws) encumbrances, preemptive rights and other claims.  This Agreement has been duly executed and delivered by BioLine and constitutes a valid and binding obligation of BioLine, enforceable in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.1.3          Capitalization and Other Capital Stock Matters.  The authorized, issued, and outstanding share capital of BioLine conformed in all respects to the description thereof contained in its SEC Filings. All of the issued and outstanding Ordinary Shares have been duly authorized and validly issued, are fully paid and non-assessable and have been issued in compliance with applicable Israeli, U.S. federal and state securities laws. None of the outstanding Ordinary Shares were issued in violation of any preemptive rights, rights of first refusal, or other similar rights to subscribe for or purchase securities of BioLine. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal, or other rights to purchase, or equity or debt securities convertible into, exchangeable or exercisable for, any share capital of BioLine other than those described in its SEC Filings.

3.1.4          SEC Reports.  BioLine has filed or furnished (as applicable) all SEC Filings required to be filed by BioLine with the SEC.  The SEC Filings (after giving effect to any amendments or supplements thereto), (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as of each respective filing date as to form in all material respects with the applicable requirements of the Exchange Act applicable to such SEC Filings and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Filings or necessary in order to make the statements in such SEC Filings, in the light of the circumstances under which they were made, not misleading in any material respect. BioLine shall, at all times, use its best efforts to comply with (a) all reporting obligations under securities and exchange laws and regulations and (b) Nasdaq rules to maintain the full listing/trading on Nasdaq. In addition, BioLine shall, at all times, comply with the applicable securities laws relating to filing reports or making public current information to the extent required from time to time to enable Biokine to sell its securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC. BioLine shall provide written notice as soon as they become aware of any non-compliance with Nasdaq rules which may lead to cessation of trading, and in such case, as well as in a case of any suspension of trading on Nasdaq or notice thereof from Nasdaq, Section 2.3.2 shall not apply.

3.1.5          No Actions.  Except as disclosed in its SEC Filings, there is no legal or governmental action, suit, compliant, charge, writ, judgement, decree, order or proceeding pending or, to the knowledge of BioLine, threatened against or affecting BioLine or any BioLine Subsidiary, their securities, any of their assets or any of their directors and officers in their capacities as such that would reasonably be expected to result in a material adverse change to BioLine’s business, assets, conditions (financial or otherwise), or results of operations taken as a whole (a “Material Adverse Change”) or adversely affect the consummation of the transactions contemplated hereby.

3.1.6          Financial Statements.  The financial statements and the related notes thereto of BioLine and its consolidated subsidiaries included in its most recent Form 20-F comply as to form in all material respects with the applicable requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position, results of operations and cash flows of BioLine and its consolidated subsidiaries as of the dates indicated and for the periods specified; and such financial statements have been prepared in conformity with the International Financial Reporting Standards (“IFRS”) and applied on a consistent basis throughout the periods covered thereby.

3.1.7          Agreements.  Except as disclosed in its SEC filings, there are no agreements, understandings, instruments, contracts or proposed transactions to which BioLine is a party or by which it is bound that involve (i)  the license of any patent, copyright, trademark, trade secret or other proprietary right to or from BioLine, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell products to any other person that limit BioLine’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (iii) indemnification by BioLine with respect to infringements of proprietary rights, (iv) restricts or limits BioLine or any BioLine Subsidiary in competing or engaging in any line of business, in any therapeutic area, in any geographic area or with any person, and (v) any joint development agreement, joint venture agreement, collaboration agreement, strategic alliance agreement or agreement involving the sharing of profits, losses, costs or liabilities with any other person.

3.1.8          Intellectual Property. BioLine owns or possesses sufficient legal rights to all patents, patent applications, trademarks, service marks, trade names, trademark registrations, know-how, service mark registrations, copyrights, licenses, inventions, trade secrets and similar rights (“Intellectual Property Rights”) necessary to conduct  its business as described in its SEC Filings without any known conflict with, or infringement of, the rights of others. To BioLine’s knowledge, no product or service developed, marketed or sold (or proposed to be developed, marketed or sold) by BioLine and/or any BioLine Subsidiary violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  Except as disclosed in its SEC Filings, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to BioLine’s intellectual property, nor is BioLine bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person.  BioLine has not received any communications alleging that BioLine has violated, or by conducting its business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other person. Each employee and consultant engaged in the development of Intellectual Property Rights has assigned to BioLine all Intellectual Property Rights he or she owns that are related to BioLine’s business as now conducted and as presently proposed to be conducted.

3.1.9          Employees.  To BioLine’s knowledge, none of its senior executives are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such senior executive’s ability to promote the interest of BioLine or that would conflict with the BioLine’s business. To BioLine’s knowledge, no employee intends to terminate employment with BioLine or is otherwise likely to become unavailable, nor does BioLine have a present intention to terminate the employment of any of the foregoing. There is no labor dispute involving BioLine pending, or to BioLine’s knowledge, threatened.

3.1.10          Compliance with Other Instruments. Except as disclosed in its SEC Filings, neither BioLine nor any BioLine Subsidiary is in violation or default (i) of any provisions of its certificate of incorporation or bylaws or any other organizational documents, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, or contract to which it is a party, or (v) of any material provision of federal or state Law applicable to BioLine or any BioLine Subsidiary, except in each case for such violations which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of this Agreement will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement; or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of BioLine or any BioLine Subsidiary or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to BioLine or any BioLine Subsidiary,, except for any such default or event which would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change.

3.1.11          Certain Transactions.  Except as disclosed in its SEC Filings, BioLine is not indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any affiliate of any of the foregoing, other than for customary employee benefits made generally available to all employees.  To BioLine’s knowledge, none of BioLine’s directors, officers or senior executives, or any members of their immediate families, or any Affiliate of the foregoing are, directly or indirectly, indebted to BioLine or, to BioLine’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which BioLine is affiliated or with which BioLine has a business relationship, or any firm or corporation which competes with BioLine except that directors, officers, senior executives or stockholders of BioLine may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) publicly traded companies that may compete with BioLine.

3.1.12          Insurance.  BioLine has in full force and effect fire and casualty insurance policies with extended coverage, which it reasonably believes to be sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed.

3.1.13          Permits.  BioLine has all franchises, permits, licenses and any similar authority necessary for the conduct of its business except where the lack of such franchises, permits, licenses and any similar authority would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. BioLine is not in default under any of such franchises, permits, licenses or other similar authority where such default would reasonably be expected to result in a Material Adverse Change.

3.1.14          Environmental and Safety Laws.  To BioLine’s knowledge and except as disclosed in its SEC Filings, (a) it is and has been in material compliance with all applicable environmental laws; and (b) there has been no release or to BioLine’s knowledge threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste or petroleum or any fraction thereof, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by BioLine except for any such matter, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

ARTICLE 4
Conditions to Closing

4.1          Conditions to BioLine’s Obligations to Close.  BioLine’s obligation to make the Cash Payment to Biokine and issue the ADSs to Biokine shall be subject to the following conditions:

4.1.1          Representations and Warranties True; Performance of Obligations.  The representations and warranties made by Biokine in Section 2.1 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and Biokine shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date;

4.1.2          Amendment.  On or prior to the Closing Date, the Parties shall have executed and delivered the Amendment; and

4.1.3          Tel Aviv Stock Exchange Approval. BioLine will have obtained the approval of the Tel Aviv Stock Exchange for registration of the Ordinary Shares represented by the ADSs.

4.2          Conditions to Biokine’s Obligations to Close.  Biokine’s obligation under the Agreement shall be subject to the following condition:

4.2.1          Representations and Warranties True; Performance of Obligations.  The representations and warranties made by BioLine in Section 3.1 hereof shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and BioLine shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing Date.

ARTICLE 5
Term and Termination

5.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

5.1.1          By the mutual written consent of the Parties;

5.1.2          By Biokine by written notice to BioLine if Biokine is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BioLine pursuant to this Agreement that would give rise to the failure of any of the conditions specified herein and such breach, inaccuracy or failure has not been cured by BioLine within thirty (30) days of BioLine’s receipt of written notice of such breach from Biokine;

5.1.3          By BioLine by written notice to Biokine if BioLine is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by BioLine pursuant to this Agreement that would give rise to the failure of any of the conditions specified in herein and such breach, inaccuracy or failure has not been cured by Biokine within thirty (30) days of Biokine’s receipt of written notice of such breach from BioLine; or

5.1.4          By Biokine or BioLine in the event that (i) there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal) shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such governmental order shall have become final and non-appealable.

5.2          Effect of Termination of the Agreement.  Termination of this Agreement shall not relieve the Parties of any liability which accrued hereunder prior to the effective date of such termination or to which a Party may be contractually committed as of such effective date nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any material breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 6
Miscellaneous

6.1          Liability.  To the maximum extent of applicable law, and except for gross negligence, willful misconduct or fraudulent activity, neither Party shall be liable to the other Party for any special, incidental, punitive, indirect, or consequential damages or loss of profits arising from or relating to any breach of this Agreement, regardless of any notice of the possibility of such damages.

6.2          Indemnification.  Biokine shall indemnify and hold BioLine harmless from any and all direct losses, liabilities, obligations, claims and damages, including any and all judgments and amounts paid in settlements, that any BioLine may suffer or incur from a claim from a third party as a result of or relating to any material breach of Biokine's representations and warranties in Section 2.1 hereof that claim shall have been adjudicated in a final and unappealable judgment of a competent court to have been a material breach, provided that BioLine shall first give Biokine timely notice of such claim, provide Biokine with all documentation and communications in respect thereof and give Biokine the opportunity to defend against or compromise such claim and all reasonable cooperation with respect to the defense and compromise of the claim.  Such notice shall be given in writing, and shall describe the claim or claims involved and Biokine shall have 30 days to elect in writing whether or not to assume the defense of such claim. Where Biokine has elected to defend any such claim, it will be liable for all fees and costs of defense counsel for such claims.  Biokine will not be liable for any settlement of any claim described above which is effected without Biokine's prior written consent; provided that if Biokine does not assume the defense or prosecution of a claim as provided above within 30 days of the aforesaid notice, BioLine may settle such claim without Biokine’s consent, provided that there is no admission of guilt. This indemnity shall be the sole and exclusive remedy for any breach of Biokine's representations and warranties under Section 2.1 hereof, which shall survive Closing until continue for the third anniversary thereof. In any event, Biokine's cumulative liability under this Section 6.2 and its subject matter shall not exceed $1,500,000.

6.3          Entire Agreement.  This Agreement, the Amendment and the License Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Amendment and the License Agreement, the statements in the body of this Agreement will control.

6.4          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.5          Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 6.4, and shall be deemed to have been sufficiently given for all purposes when received, if in writing and personally delivered, one (1) day following facsimile or email transmission (receipt verified) or two (2) days following overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below.

If to BioLine:	BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention:  Philip Serlin, Chief Executive Officer
Facsimile:  +972 (8) 642-9101
E-mail:  phils@biolinerx.com

With a copy (which shall not constitute notice) to:

BioLineRx Ltd.
Attention: Norman Kotler, Adv., General Counsel
Same address and fax as above
E-mail:  normank@biolinerx.com

If to Biokine:	Biokine Therapeutics Ltd.
Weizmann Science Park, P.O. Box 2213
Rehovot, 76120, Israel
Attention:  Prof. Amnon Peled, Chief Executive Officer
Fax:  +972-8-930-1016
E-mail:  office@biokine.com

With a copy to (which shall not constitute notice) to:

Meitar Liquornik Geva & Leshem Brandwein, Law Offices
16 Abba Hillel Rd.
Ramat Gan, 52506, Israel
Attention:  Hodiya Schnider, Adv.
Fax:  +972-3-610-3111
E-mail:  hodiyas@meitar.com

6.6          No Strict Construction; Headings.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.7          Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party. Any permitted assignment or transfer shall be binding on the successors of the assigning or transferring Party. Any assignment or attempted assignment in violation of the terms of this Section 6.6 shall be void and of no legal effect.

6.8          Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

6.9          VAT. All payments to Biokine to be made under this Agreement or the Amendment (the “Payments”) are exclusive of any VAT and any VAT (if applicable) shall be added to such Payments.

6.10        Withholding. To the extent required under law, BioLine may be entitled to withhold the applicable tax from any Payment and remit it to the Israeli tax authority (the "ITA"); provided however, that Biokine may provide BioLine with a tax withholding exemption certificate, in which case BioLine shall not make tax withholding or make a reduced withholding (as provided in the certificate). For the avoidance of doubt, exemption certificate with respect to Services and Assets ("Shirutim veNechasim") shall be deemed sufficient for making the Payments without withholding. Except as provided in this Section 6.10, each party shall bear and pay its own taxes related to the transactions under this Agreement and/or the Amendment Agreement.

6.11        Paying Agent. Prior to the making of any of the Payments, Biokine may (but is not obliged to) instruct that any of the Payments will be delivered to, and retained by, a paying agent, the identity of which will be agreed in good faith by the parties  (the "Paying Agent"), for the benefit of Biokine, for a period of 180 days or an earlier date instructed by Biokine (the “Withholding Drop Date”), during which time no tax withholding shall be made (by either BioLine or the Paying Agent) and during which time Biokine may obtain a withholding certificate from the ITA. The Paying Agent shall withhold (or refrain from withholding) in accordance with the certificate obtained from the ITA or in the absence of it, in accordance with the law.

6.12        Expenses.  All fees, costs and expenses of either Party incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by the Party incurring such expenses.

6.13        No Third Party Beneficiaries.  Except as provided herein, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.14        English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party information, correspondence, notice or other documentation, such Party shall provide such information, correspondence, notice or other documentation in the English language.

6.15        Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. The parties hereby consent to personal jurisdiction in Israel and agree that any lawsuit they file to enforce their respective rights under this Agreement shall be brought exclusively in the competent courts in Tel Aviv-Jaffa, Israel. Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

6.16        Counterparts.  This Agreement may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(Remainder of Page Left Intentionally Blank)

In Witness Whereof, the Parties have executed this Stock Purchase Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

BioLineRx Ltd. By: /s/ Philip Serlin Philip Serlin Chief Executive Officer	Biokine Therapeutics Ltd. By: /s/ Amnon Peled Name: Amnon Peled Title: CEO

By: /s/ H.L. Shaw Name: H.L. Shaw Title: Chairman

(Signature Page to Stock Purchase Agreement)